Exhibit 23.1

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-52648, 333-120968, 333-148339, 333-159590 and 333-171941) pertaining to the Employee Stock Based Compensation Plans of Endo Pharmaceuticals Holdings, Inc. of our reports dated February 25, 2011, with respect to the consolidated financial statements and schedule of American Medical Systems Holdings, Inc. and the effectiveness of internal control over financial reporting of American Medical Systems Holdings, Inc., included in this Current Report on Form 8-K/A of Endo Pharmaceuticals Holdings Inc., as of and for the year ended January 1, 2011.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

August 31, 2011